Exhibit 99.1

TC GLOBAL, INC. (TULLY’S) ANNOUNCES FISCAL YEAR RESULTS AND NAMES PRESIDENT CARL PENNINGTON

AS CHIEF EXECUTIVE OFFICER

Seattle, Wash., (June 11, 2009) – TC Global, Inc., dba Tully’s Coffee (Tully’s), a leading specialty coffee retailer and wholesaler, today announced fiscal year results and named Carl W. Pennington to the post of Chief Executive Officer. Pennington, who has served as Tully’s president since January 2008, will retain that position in addition to his new responsibilities as CEO.

“Tom O’Keefe and Tully’s have succeeded at creating a world-class coffee experience and a company committed to its communities. I am excited for the opportunity to lead the company on to the next level of growth,” Pennington said.

“Carl came to Tully’s with an outstanding reputation as a senior sales, operations and marketing executive with an extraordinary track record of success. His experience in key positions with Albertson’s and Pinnacle Management have enhanced Carl’s natural talents for achieving operating efficiencies and increasing profitability,” added Chairman and founder Tom T. O’Keefe. “In his role as president, he has led our senior management team that delivered the first operating profit in the history of the company. I have every confidence that with Carl at the helm, Tully’s will continue to be headed in the right direction allowing us to grow, prosper and enhance shareholder value.”

In his time as president, Pennington worked to return the focus of the company to its retail and franchise business. Tully’s added 35 locations since Pennington’s arrival, and plans to open several more locations in the next year. Pennington was also instrumental in the recent sale of Tully’s wholesale business and brand to Green Mountain Coffee Roasters.

Prior to joining Tully’s, Pennington ran Pinnacle Management and headed PinnPointe Consulting Group, a consulting company advising retail and wholesale companies. Pennington began his retail relationship with Tully’s as the company’s first U.S. franchisee, and his sons continue to own and operate several locations in Idaho. Prior to that, he had built an exemplary 30-year career at Albertsons, the nation’s second largest retail food chain, where, as executive vice president of sales, marketing and merchandising, he was responsible for leading and directing the sales, marketing and merchandising functions of the company. He was also a member of the Office of the Chairman, a four-member senior management team set up to run the day-to-day operations of the company.

Results for the Fiscal Year Ended March 29, 2009

Tully’s reported net income from continuing operations of $314,000 for the year ended March 29, 2009 (“Fiscal 2009”) as compared to the net loss from continuing operations of $16,311,000 for the comparable year ended March 30, 2008 (“Fiscal 2008”), an improvement of $16,625,000. Further, we reported net income of $22,855,000 in Fiscal 2009 as compared to a net loss of $13,909,000 in Fiscal 2008.

“We continue our positive earnings trends during the past year,” said Carl Pennington, President of Tully’s. “Despite the difficult economic trends and as we completed the sale of our wholesale segment, we continue our positive momentum.”

During Fiscal 2009 Tully's opened 35 new retail outlets, including its first two outlets in Singapore through a joint venture partnership in Asia, Tully’s Coffee Asia Pacific, LP. At March 29, 2009, there were 167 U.S. Tully’s stores (80 company-operated and 87 franchised) compared to 151 U.S. stores a year earlier.

On March 27, 2009, we completed the sale of the assets associated with Tully’s business names, trademarks, and wholesale business to Green Mountain Coffee Roasters, Inc., for a total purchase price of $40.3 million for the assets it acquired. With the completed sale the company was able to pay-off all outstanding debt at make an approximately $6.0 million distribution to its shareholders on May 20, 2009.

Additional information about Tully’s Fiscal 2009 results is contained in its Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission today.

About TC Global, Inc.

TC Global, Inc., dba Tully’s Coffee, is a leading specialty coffee retailer and wholesaler. Through company owned, licensed and franchised specialty retail stores in Washington, Oregon, California, Arizona, Idaho, Montana, Colorado, Wyoming and Utah, throughout Asia with Tully’s Coffee International, and with its global alliance partner Tully’s Coffee Japan, Tully’s premium coffees are available at more than 500 branded retail locations globally. TC Global also has the rights to distribute Tully’s coffee through all wholesale channels internationally, outside of North America, the Caribbean and Japan. TC Global’s corporate headquarters is located at 3100 Airport Way S. in Seattle, WA. For more information: (800) MY-TULLY or www.tullyscoffeeshops.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations and such variations could be material and adverse. Factors that could result in such variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company's control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in Tully’s Annual Report on Form 10-K for the fiscal year ended March 29, 2009.

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Media contact:

Amina Suchoski

(206) 343-1543

asuchoski@feareygroup.com